UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

YOUR VOTE IS URGENTLY NEEDED!

PLEASE VOTE YOUR PROXY TODAY

October 3, 2022

Dear Stockholders,

We recently sent you proxy materials about a Special Meeting of Stockholders of Acorda Therapeutics, Inc. that is being held on November 4, 2022. According to our latest records, we have not received your voting instructions for this important meeting. Your vote is extremely important no matter how many shares you hold.

As set forth in the proxy statement dated September 22, 2022, stockholders are being asked to approve two amendments to our Certificate of Incorporation that are very important to the future of the Company:

•

the Reverse Stock Split Proposal, with the ratio for a reverse stock split to be determined within the authorized range of 1-for-2 to 1-for-20 in the discretion of our Board of Directors within one year after the Special Meeting; and

•	the Authorized Share Proposal to increase the number of authorized shares of common stock from 61,666,666 to 100,000,000.

For the reasons contained in the proxy statement, the Board of Directors unanimously recommends that you vote “FOR” approval of the Reverse Stock Split Proposal and “FOR” approval of the Authorized Share Proposal.

The affirmative vote of a majority of the shares issued and outstanding and entitled to vote at the Special Meeting is required for approval of these Proposals. Accordingly, abstentions and shares that are not voted, whether due to a broker non-vote or otherwise, will have the same effect as a vote “AGAINST” these proposals. Therefore, it is important that you vote your shares to ensure that your voice is heard at the Special Meeting.

If you have questions or need assistance voting your shares, please contact D.F. King & Co., Inc. toll free at (800) 967-5051 or via email at ACOR@dfking.com.

On behalf of your Board of Directors and the Company, thank you for your cooperation and continued support.

Sincerely,

Ron Cohen, MD

President and Chief Executive Officer

FOUR EASY WAYS TO VOTE

Please vote via one of the methods below as soon as possible to ensure that your vote is counted:

BY INTERNET

Visit www.proxyvote.com

until November 3, 2022

BY MAIL

Sign, date and return your proxy card in the

postage-paid stamped envelope provided

BY PHONE

Please call 1-800-690-6903

by November 3, 2022

BY SMART DEVICE

Scan the barcode to the left with any smart

device and follow the instructions